Exhibit 99.1

Sara Lee Corporation 3500 Lacey Road Downers Grove, IL 60515	News

Release Date:	FOR IMMEDIATE RELEASE

Contact:	Media: Mike Cummins, +1.630.598.8412 Analysts: Melissa Napier, +1.630.598.8739

HILLSHIRE BRANDS COMPANY TO BE NEW NAME OF SARA LEE’S

NORTH AMERICAN BUSINESS

New Company to Unleash Potential Through Innovation,

Brand-Building and Cost-Efficiencies

NEW YORK, June 5, 2012 – Sara Lee Corp. (NYSE: SLE) announced today that it chose Hillshire Brands Company as the new name for its North American business. Hillshire Brands will be listed on the New York Stock Exchange under the ticker symbol “HSH.”

Sara Lee will become two independent pure-play, publicly-traded companies on June 28, 2012. D.E MASTER BLENDERS 1753 will focus on international coffee and tea and Hillshire Brands will focus on meat-centric food products and foodservice operations. Hillshire Brands will include several popular, market-leading consumer brands including Jimmy Dean, Hillshire Farm, Ball Park, Aidells, Gallo Salame and State Fair.

“As a pure-play company with strong momentum, we needed a name and identity that captures the potential of this new organization,” said Sean Connolly, chief executive officer of Sara Lee North American Retail and Foodservice, who will become chief executive officer of Hillshire Brands. “Hillshire Brands represents our strong heritage in quality and great taste, as well as our ambitions for growing our portfolio of iconic brands in the future.”

The Hillshire name was inspired by the Hillshire Farm brand, which Sara Lee acquired in 1971. Friedrich (Fritz) Bernegger founded Hillshire Farm in New London, Wis., and his entrepreneurial spirit lives on in the company to this day.

“A key goal was to retain the strong equity with consumers and customers that the Hillshire name brings us,” added Connolly. “’Hillshire’ is a name that stands for quality, integrity and superior taste.”

After the spin-off, Hillshire Brands’ Foodservice division will continue to be known as “Sara Lee Foodservice.” This brand name is well-known and respected throughout the industry for its full portfolio of meat and bakery items, including both front-of-the-house and back-of-the house brands.

The company has also adopted a new visual identity to help position Hillshire Brands as a leader focused on providing innovative meat-centric brand and snack solutions, but at the same time, create a distinction between the new corporate name and the leading Hillshire Farm brand. The identity will be instilled throughout the organization through signage, stationery and a branded office space currently under construction in Chicago.

To assist in crafting a brand image that accurately reflects its new strategic direction and name, the company engaged branding firm Duffy & Partners. “Having worked with many of the company’s iconic brands throughout the years, this was a particularly exciting assignment,” said Joe Duffy, creative director of Duffy & Partners. “It was an opportunity to deliver a powerfully unique design solution that reflects Hillshire Brands’ desire to provide millions of consumers’ delicious convenient meat-centric foods.”

About Sara Lee Corporation

Sara Lee Corp. (NYSE: SLE) and its leading portfolio of food and beverage brands, including Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Pickwick Teas, Sara Lee and Senseo, generate nearly $8 billion in annual net sales from continuing operations and employ approximately 20,000 people worldwide. In January, 2011, Sara Lee Corp. announced that it will divide the company into two pure -play publicly traded companies, one focused on the international coffee and tea market and the other on North American meats. For more information on the company, please visit www.saralee.com.

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